UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 12, 2019

Harsco Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania		17011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (717) 763-7064

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $1.25 per share	HSC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Items.

On June 12, 2019, Harsco Corporation (the “Company”) issued a press release announcing that it priced a private offering of $500.0 million aggregate principal amount of 5.75% senior unsecured notes due 2027 (the “Notes”) at par.

The sale of the Notes is expected to be consummated on June 28, 2019, subject to the closing of the acquisition of CEHI Acquisition Corporation and other customary closing conditions. The anticipated amendment to the Company’s credit agreement governing its senior secured credit facility to (i) increase its revolving credit facility by $200 million, (ii) extend the maturity of its revolving credit facility to June 2024, (iii) reduce the interest rate margins and commitment fees applicable to its revolving credit loans, and (iv) adjust certain covenants is also expected to be consummated on or about the same date, subject to customary closing conditions, although there can be no assurance that the Company will consummate the amendment on favorable terms or at all.

The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished in this Form 8-K pursuant to Item 8.01, including the information contained in Exhibit 99.1 is neither an offer to sell nor a solicitation of an offer to buy any of the Notes in the Private Offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Harsco Corporation, dated June 12, 2019, announcing pricing of notes offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date: June 12, 2019		/s/ Russell C. Hochman
	Name:	Russell C. Hochman
	Title:	Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary